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                    [FOSTER PEPPER & SHEFELMAN LETTERHEAD]




                              _____________, 1995




Washington Mutual, Inc.
1201 Third Avenue, Suite 1500
Seattle, Washington  98101
Attention:  Craig E. Tall

Olympus Capital Corporation
115 South Main Street
Salt Lake City, Utah 84111
Attention:  A. Blaine Huntsman

Gentlemen:

                                                Washington Mutual/Olympus Merger

Based upon our review of the Proxy Statement/Prospectus dated ________________, 1995, certain other facts and documents we consider relevant, and certain representations made to us by Washington Mutual and Olympus, under federal income tax laws in effect on the date hereof, in our opinion the merger of Olympus with and into Washington Mutual (the "Merger"), if it occurs, will have the federal income tax consequences set forth below, subject to the conditions and qualifications described in the "Federal Income Tax Consequences" portion of the Proxy Statement/Prospectus:

       (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Code;

      (ii) no gain or loss will be recognized by Olympus or Washington Mutual by reason of the Merger;

     (iii) no gain or loss will be recognized by a shareholder of Olympus who, pursuant to the Merger Agreement, exchanges shares of Olympus Common Stock solely for shares of Washington Mutual Common Stock;





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Washington Mutual, Inc.
Olympus Capital Corporation
_______________, 1995
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      (iv)       subject to the provisions of Section 302 of the Code, gain or loss will be recognized with respect to each shareholder of Olympus who holds shares of Olympus Common Stock and who, pursuant to the exercise of dissenter rights, exchanges such shares solely for cash;

       (v) the payment of cash to an Olympus shareholder in lieu of a fractional share of Washington Mutual Common Stock will be treated as a distribution in redemption of the fractional share interest, such shareholder will be taxed on the cash received in accordance with the provisions and limitations of
                 Section 302 of the Code and, in general, such distribution in redemption will be recognized and treated as a payment in exchange for such fractional share interest;

      (vi) each Olympus Shareholder who, if Washington Mutual elects the Partial Cash Consideration Option, receives solely cash in the Merger for all of such shareholder's shares of Olympus Common Stock will be treated as receiving a distribution in redemption of such share interest, will be taxed on the cash received in accordance with the provisions and limitations of
                 Section 302 of the Code and, in general, such distribution in redemption will be recognized and treated as a payment in exchange for such share interest;

     (vii) with respect to an Olympus Shareholder who, if Washington Mutual elects the Partial Cash Consideration Option, exchanges shares of Olympus Common Stock partially for Washington Mutual Common Stock and partially for a cash payment (a) any gain realized on the Olympus shares surrendered in the Merger will be recognized but not in excess of the amount of cash received and (b) no loss will be allowed;

    (viii) the aggregate basis of the Washington Mutual Common Stock received by an Olympus Shareholder who exchanges Olympus Common Stock for Washington Mutual Common Stock will be the same as the aggregate basis of the Olympus Common Stock surrendered in exchange therefor, reduced by (a) the basis allocable to any fractional share for which cash is received and (b) the amount of any cash payment received other than cash received in lieu of a fractional share, and increased by the amount of gain recognized due to the receipt of any such cash payment;





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Washington Mutual, Inc.
Olympus Capital Corporation
_______________, 1995
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      (ix)       the holding period of the Washington Mutual Common Stock
                 received by an Olympus Shareholder will include the period during which the Olympus Common Stock surrendered in exchange therefor was held if such Olympus Common Stock was held by such Olympus Shareholder as a capital asset at the Effective Time; and

       (x) gain or loss recognized generally will be capital gain or loss if the shares of Olympus Common Stock were held by the Olympus Shareholder as a capital asset. For such shareholders, if the shares had been held for more than one year, the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to an Olympus Shareholder depends upon the particular circumstances of the shareholder.

Capitalized terms used but not otherwise defined in this letter have the meanings given to them in the Proxy Statement/ Prospectus.

Our opinion is intended solely for the benefit of Washington Mutual and Olympus and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that a copy of this opinion may, as required, be delivered to any appropriate governmental regulatory agency.


                                       Very truly yours,



                                       Carl J. West

CJW/ck